Exhibit 10.44

*Note: English translation of French version.

(1)	DIGITAL REALTY (PARIS 2) SCI

(2)	EQUINIX PARIS SAS

AMENDMENT N°1 TO COMMERCIAL LEASE

DATED 30 SEPTEMBER 2008

AMENDMENT N°1 TO COMMERCIAL LEASE

BETWEEN:

DIGITAL REALTY (Paris 2) SCI, a French simplified private limited Company for property purposes (société civile immobilière) with a share capital of € 866,000.00, having its registered office at 52, rue de la Victoire, 75009 Paris, registered with the Paris Trade and Companies Register under number 492 802 947, represented by Bernard Geoghegan, its co-gérant, duly empowered for the purposes hereof.

Hereinafter referred to as the “Landlord”,

Party of the first part,

AND

EQUINIX PARIS SAS, a French simplified limited company (société par actions simplifiée) with a share capital of € 37.000,00, having its registered office at Roissy-en-France (95700) 167 rue de la Belle Etoile –Parc d’Activité Paris Nord, registered with the Pontoise Trade and Companies Register under number 508 444 551, represented by Michel Brignano as Directeur Général, duly empowered for the purposes hereof;

Hereinafter referred to as the “Tenant”,

Party of the second part,

The Landlord and the Tenant shall hereinafter be referred to individually as a “Party” and together as the “Parties”.

RECITALS

By a Commercial Lease dated September 30, 2008 (the “Lease”), Landlord granted a commercial lease to Tenant over certain premises (as more particularly described in the Lease, the “Original Leased Premises”) located at 114 rue Ambroise Croizat, 93220 Saint-Denis (the “Building”).

All capitalized terms not specifically defined in this Amendment (defined below) shall have the same meaning attributed to them in the Lease.

Subsequent to the signing of the Lease, the Parties have elected to expand the Original Leased Premises, to increase the Electricity Consumption Threshold and to make several other amendments to the Lease, and the Parties have therefor agreed to enter into this Amendment N°1 to the Lease (this “Amendment”) in order to make the appropriate modifications to the Lease.

Any reference included herein to a “Recital”, an “Article” or an “Annex” shall be deemed to be a reference to the recitals, an article or annex of this Amendment, except when otherwise specified.

Now, therefore, the Parties agree as follows:

ARTICLE 1: LEASED PREMISES

A. EXPANSION OF LEASED PREMISES. Commencing on 1 July 2010 (hereinafter the “1A Commencement Date”), the Landlord hereby grants to the Tenant, which irrevocably accepts, a commercial lease over the following premises located within the Property, of a total rental area of approximately 2,861 square meters, comprised of (hereinafter the “1A Additional Premises”):

(i)	premises reserved for business activities, datacenter activities, storage, technical premises and office areas, located on the ground floor of the Building, demarcated on the plan included in Annex 2A, and listed in Annex 2B, corresponding to a total rental space of approximately 1,886 square meters and the technical and areas of common use, the latter being comprised of one high voltage electricity distribution area with a delivering capacity of 3 Mva (demarcated in the plans attached hereto as Annex 2A, as “G2 and G3 Areas”);

(ii)	premises reserved for business activities, storage, technical premises, datacenter activities, and in particular office areas (subject for the Tenant, at Tenant’s sole cost and responsibility, to perform and obtain any and all prior administrative authorizations relating thereto, with the support, where appropriate, of the Landlord), located in a mezzanine in the Building situated above a portion of the 1A Additional Premises, demarcated on the plan included in Annex 2A, and listed in Annex 2B, corresponding to a total rental space of approximately 975 square meters and the technical and areas of common use, (demarcated in the plans attached hereto as Annex 2A, as “F1, F2, F3 and F5 Areas”);

As defined therein, items (i) and (ii) above are collectively referred to as the “POD4 Area”.

(iii)	subject to the terms of the Lease, including without limitation Articles 11.2.2, 11.16.1, 11.16.3, 11.16.4 (as amended by Article 6 below) and 15.2.1, the right to install equipment on the roof of the Leased Premises in the location demarcated on the plan included in Annex 2A using the existing support structure therefor; and

(iv)	subject to the terms of the Lease, including without limitation Articles 11.2.2., 11.16.1, 11.16.3, 11.16.4 (as amended by Article 8 below) and 15.2.1, the right to use the two 20,000 litre fuel underground storage tanks located outside of the Building in approximately the location shown on Annex 2A (the “1A Fuel Tanks”). The 1A Fuel Tanks will be handed over totally empty by Landlord, on the 1A Commencement Date.

B. AMENDED DESCRIPTION OF LEASED PREMISES. Accordingly, effective as of the 1A Commencement Date, the description of the total Leased Premises under the Lease, as amended hereby, will be as follows (and as summarized in Annex 2B attached hereto), it being reminded by the Parties that Tenant has been occupying in the Building and in agreement with Landlord, under the terms and conditions of the Lease, prior to this Amendment, the areas (collectively refereed to herein as “PA3 Area”) demarcated on the plans included in Annex 2A to this Amendment, as G4 and F4 areas.

(i) The first (1st) five (5) paragraphs of Article 1.1 of the Lease are hereby amended in their entirety to read as follows:

1.	LEASE – DESCRIPTION

1.1.	The Landlord hereby grants to the Tenant, which irrevocably accepts, a commercial lease over the following premises located within the Property, of a total area of approximately 12,080 square meters, comprised of (hereinafter the “Leased Premises”), it being specified that the Lease contained a mistake on the total surface area of the Leased Premises which is hereby rectified:

•

premises reserved for business activities , storage, technical premises and datacenter activities as well as office areas, located on the ground floor of the Building, demarcated on the plans included in Annex 2A, and listed in Annex 2B, corresponding to a total rental space of 9,375 square meters and the technical and areas of common use, the latter being comprised of five high voltage electricity distribution areas, each with a delivering capacity of 3 Mva;

•

premises reserved for business activities, storage, technical premises, datacenter activities, and in particular office areas (subject for the Tenant, at Tenant’s sole cost and responsibility, to perform and obtain any and all prior administrative authorizations relating thereto, with the support, where applicable, of the Landlord), located in a mezzanine in the Building situated above a portion of the Leased Premises, demarcated on the plans included in Annex 2A, and listed in Annex 2B, corresponding to a total rental space of approximately 2,705 square meters and the technical and areas of common use ;

•	the exclusive right to use and access the exterior areas demarcated on the plan included in Annex 2A, and listed in Annex 2B, for its installations and equipment;

•

subject to the terms of the Lease, including without limitation Articles 11.2.2, 11.16.1, 11.16.3, 11.16.4 (as amended by Article 6 below) and 15.2.1, the right to install equipment on the roof of the Leased Premises in the location demarcated on the plan included in Annex 2A using the existing support structure therefor. The installation of such equipment shall be carried out at the sole expense, responsibility and risk of the Tenant subject to the prior written approval of the Landlord, approval which the Landlord may refuse only in the event that the Tenant fails to conform to the technical and safety rules applicable to the installation of such equipment. It is also specified that the use of the roof space by Tenant shall not interfere with Landlord’s services running on the roof below the structure;

(ii) The following item is hereby added to Article 1.1 of the Lease:

•

subject to the terms of the Lease, including without limitation Articles 11.2.2., 11.16.1, 11.16.3, 11.16.4 (as amended by Article 6 below) and 15.2.1, the right to use the two 20,000 litre fuel underground storage tanks located outside of the Building in approximately the location shown on Annex 2A (collectively, the “1A Fuel Tanks”). Landlord will deliver, and Tenant hereby accepts, the 1A Fuel Tanks totally empty and in their “AS IS” condition as of the 1A Commencement Date; and at the expiration or earlier termination of the term of this Lease, Tenant may surrender the 1A Fuel Tanks totally empty or, Landlord may accept, at his sole discretion and on Tenant’s request, that Tenant surrenders the 1A Fuel Tanks to Landlord filled with their then current level of fuel, together with a certificate from an engineer reasonably acceptable to Landlord certifying the quality and grade of fuel therein. In addition, Landlord grants to Tenant the right to surrender the use of the 1A Fuel Tanks at any time during the Lease under the same above-mentioned conditions. In the event of surrender before termination of the Lease, Tenant shall send a letter to Landlord to organize a meeting for the formal surrender of the 1A Fuel Tanks. Such surrender will give lieu to the drawing up of a schedule of conditions executed by both Parties, it being expressly acknowledged and agreed by Landlord that Tenant will have no liability whatsoever with respect to such surrendered Fuel Tanks following the execution of such schedule of conditions. Landlord also grants to Tenant the option to install new fuel tanks with the same total capacity of 40,000 liters as mentioned above, on the premises, as a replacement of 1A Fuel Tanks, subject to the terms and conditions of the Lease and the Amendment, and in particular – but not limited to – the procedure stated under article 11.2.1 of the Lease, as amended hereby. In the event that Tenant were to install those new fuel tanks, it is agreed that Tenant will at the expiration or earlier termination of the term of this Lease surrender them in the same conditions as stated above for the 1A Fuel Tanks;

(iii) For the avoidance of doubt, except as expressly set forth in Article 1. B. (i) hereinafter, the Parties agree that the remainder of Article 1.1 of the Lease remains unchanged; and

(iv) Annex 2 of the Lease is hereby deleted and replaced in its entirety by Annex 2A and Annex 2B, attached hereto, and all references in the Lease to Annex 2 shall be deemed to be references to Annex 2A and Annex 2B, collectively.

C. EXTENSION OF INTENDED USE. Commencing on the 1A Commencement Date, Landlord agrees that the premises located at the mezzanine level may be used as office areas, subject for the Tenant, at Tenant’s sole cost and responsibility, to perform and obtain any and all prior administrative authorizations relating thereto, with the support, where applicable, of the Landlord. Upon receipt of the relevant authorizations, Tenant shall immediately notify said authorization to the Landlord, together with a detailed and complete description of the fitting works to be performed. Landlord shall therefore, as per the terms of Article 11.2.1. of the Lease and other relevant provision of the Lease, as amended hereby, give its prior written consent to said works, Landlord’s consent not to be unreasonably withheld.

D. TERMS FOR 1A ADDITIONAL PREMISES.

(i) A schedule of condition for the 1A Additional Premises shall be drawn up by both Parties as soon as possible after this Amendment has been signed. If a schedule of condition is not drawn up for any reason whatsoever, the 1A Additional Premises shall be deemed to have been handed over in perfect condition.

(ii) Notwithstanding clause (i) above, the Landlord shall perform and complete the Additional Installations as described under Annex 3 at its sole cost and expense, and provide its best efforts to complete the Landlord’s Installations at the earliest as from execution of the Amendment and no later than 30 June 2010. The Landlord agrees to communicate to the Tenant, as soon as possible from the signature of this Amendment, the specifications describing the Additional Installations and to allow the Tenant sufficient time to request any changes to the specifications, prior to the Landlord carrying out of such Additional Installations. The Tenant shall bear all incremental costs related to any change request and shall pay the same to the Landlord within thirty (30) days following receipt of an invoice form the Landlord. In the event that the Additional Installations are not completed by the Landlord by the 30 of June 2010, the Parties specifically agree that the Tenant will be permitted to complete such works in lieu of the Landlord, in accordance with the relevant agreed specifications, and in particular so as not to potentially delay access by the Tenant in the agreed premises.

(iii) The Tenant expressly exempts the Landlord from providing to the Tenant prior to the signing of this Amendment, any energy performance analysis of the 1A Additional Premises. The Tenant declares that it has such knowledge, and hereby waives any claim against the Landlord or the Landlord Group.

(iv) The Landlord has transmitted, prior to the signing of this Amendment, to the Tenant, who hereby acknowledges the receipt thereof, of an asbestos report dated 28 November 2007 of the Building, and appearing in Annex 4 to the Lease. The Tenant hereby declares to have perfect knowledge of this report, the 1A Additional Premises, and the Building, and assumes all responsibility and without recourse against the Landlord and the Landlord Group for the 1A Additional Premises and the Building, in this regard.

(v) In accordance with the terms of Articles L. 125-5 and R 125-26 of the Environmental Code (Code de l’environnement), Landlord has provided Tenant, who hereby acknowledges receipt of same, with an Environmental and Technological Risks Statement (état des risques naturels et technologiques), together with its annexes, in respect of the Building, established on the basis of the information provided to it by virtue of the Arrêté Préfectoral Number 2006-45-1 of February 14, 2006, which statement is attached hereto as Annex 5 (the “Environmental and Technological Risks Statement”). Landlord also informs Tenant that the Building has not been affected by any incident or disaster for which an indemnity is required to be paid pursuant to Article L 125-2 of the Environmental Code or Article L 128-2 of the Insurance Code.

(vi) Subject to the terms and conditions of this Clause D, the Landlord permits Tenant and other Tenant Parties (as defined in Article 11.16.3 of the Lease) to enter and occupy the 1A Additional Premises prior to the 1A Commencement Date (“1A Early Access”), for the purposes of inspecting same and for performing Tenant’s fit-out work therein (“1A Tenant Work”), on and after the 1st of April 2010 upon which Landlord notifies Tenant that the 1A Additional Premises is dust-free and safe for Tenant’s occupancy, as determined by Landlord in Landlord’s sole and absolute discretion. However, it is specified that the Landlord shall provide its best efforts to complete the Landlord’s Installations described in Annex 3 to this Amendment at the earliest as from execution of the Amendment and no later than 30 June 2010. (The date upon which Landlord provides notice of 1A Early Access is referred to herein as the “1A Early Access Date”; the period between the 1A Early Access Date and the 1A Commencement Date is referred to herein as the “1A Early Access Period”).

Any such permission shall constitute a license only, conditioned upon (a) Tenant and Tenant’s contractors obtaining Landlord’s prior written consent (not to be unreasonably withheld) with regard to each item of 1A Tenant Work that any of such parties desire to undertake during the 1A Early Access Period, and (b) Tenant’s 1A Early Access not materially interfering with Landlord’s operation at the Property.

Tenant’s 1A Early Access shall be subject to (and, during such period, Tenant must comply with) all of the terms and provisions of the Lease, as amended hereby, except only the payment of 1A Additional Base Rent (as hereinafter defined). Additionally, Tenant agrees that (y) Landlord’s obligations to provide the 1A Additional Power shall commence on the 1A Commencement Date and shall not apply during the 1A Early Access Period, and (z) while Tenant shall not be required to pay 1A Additional Base Rent during the 1A Early Access Period, Tenant shall be required to pay any and all electricity charges that accrue to the 1A Additional Premises during the 1A Early Access Period.

ARTICLE 2: PATHWAYS

A. ADDITIONAL PATHWAYS. The Tenant will operate the business activities and datacentre activities that are/ will be carried out on the 1 A Additional Premises in conjunction with the Original Leased Premises and the premises in the building already occupied by EQUINIX FRANCE SAS under the terms of the commercial lease dated July 21, 2006, and to this end the Tenant will require additional pathways and ducts interconnecting these areas and premises.

B. Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed and which shall be sought in compliance with the provisions of article 11.2.1, the Tenant has the right, as of the 1A Commencement Date, to install new additional technical ducts (collectively, the “1A Additional Pathways”) of a maximum of 80 mm to 100 mm each, grouped into routes, for the sole purpose of connecting the 1A Additional Premises with the Original Leased Premises and/or the premises in the Building already occupied by EQUINIX FRANCE SAS under the terms of the commercial lease dated July 21, 2006 (the areas corresponding to the premises leased under this separated lease dated July 21, 2006, are collectively referred to herein as “PA2 Area”), or to areas in use by Landlord for connecting Networks (“PoP rooms”, or fiber entry points).

Such Tenant’s installation shall be subject to (and, during such period, Tenant must comply with) all of the terms and provisions of the Lease, as amended hereby, including – but not limited to- Articles 11.2.1., 11.2.2. and 11.2.10 of the Lease.

C. TOTAL PATHWAYS. Accordingly, effective as of the 1A Commencement Date, the third paragraph of Article 11.2.10 of the Lease is hereby amended in its entirety to read as follows:

“The Landlord authorizes the Tenant, as of the execution date of the Lease, to install a maximum of twelve (12) technical ducts of a maximum of 80 mm each, grouped into routes, for the sole purpose of connecting the Original Leased Premises with the premises in the Building already occupied by the EQUINIX FRANCE SAS under the terms of the commercial lease dated July 21, 2006. An example of how the ducts may be routed appears in Annex 11. Additionally, subject to Landlord’s prior written approval, which shall not be unreasonably withheld conditioned or delayed, the Tenant has the right, as of the 1A Commencement Date, to install new additional technical ducts of a maximum of 80 mm to 100 mm each, grouped into routes, for the sole purpose of connecting the 1A Additional Premises with the Original Leased Premises and the premises in the Building already occupied by EQUINIX FRANCE SAS under the terms of the commercial lease dated July 21, 2006, or to areas in use by Landlord for connecting Networks (“PoP rooms”, or fiber entry points). Such Tenant’s installation shall be subject to (and, during such period, Tenant must comply with) all of the terms and provisions of the Lease, as amended.”

Landlord shall grant to Tenant regular and reasonable access for installation and maintenance of these connections.

ARTICLE 3: ELECTRICAL POWER

A. ADDITIONAL ELECTRICAL POWER. Commencing on the 1A Commencement Date, the Tenant shall have access to, and the Tenant’s Electricity Consumption Threshold shall be increased by, 3Mva (hereinafter the “1A Additional Power”).

B. TOTAL ELECTRICAL POWER. Accordingly, effective as of the 1A Commencement Date:

(i) The last sentence of Article 1.1 of the Lease is hereby amended in its entirety to read as follows: “The Tenant shall have access to a gross electric output of 15Mva for the Leased Premises.”

(ii) The third paragraph of Article 11.2.3 of the Lease is hereby amended in its entirety to read as follows:

“The Tenant shall have access to a gross electric output of 15Mva for the Leased Premises, it being specified that the Landlord shall not disturb the Tenant’s use of such power. The Tenant shall be solely responsible for entering into all electricity supply contracts for the Leased Premises and shall bear all costs relating to the provision of this electricity supply to said premises.”

(iii) The first sentence of Article 11.3 of the Lease is hereby amended in its entirety to read as follows: “The Tenant’s actual electricity consumption for the Leased Premises, as reasonably determined by the Landlord shall not, at any time, exceed 15Mva for the Leased Premises (the “Electricity Consumption Threshold”).”

C. CONTACTS WITH ERDF. Landlord will use reasonable efforts to support Tenant with its dealings with Electricité Réseau Distribution France (ERDF) regarding utility electricity supply. In the event there is a need for works to be carried out by ERDF to the ERDF infrastructure extent at the Building, these works will be subject to the prior written consent of the Landlord, such consent to be at the sole and absolute discretion of the Landlord.

ARTICLE 4: WORKS AND FITTING-OUTS

A.	WORKS PERFORMED BY TENANT PRIOR TO THIS AMENDMENT. Without prejudice of the provisions of the Lease, including in particular Article 11.2.1., Tenant shall provide Landlord with “as built” drawings of the works performed by the Tenant, or on behalf of the Tenant, in the Leased Premises prior to the execution of this Amendment within sixty (60) days as from execution of the Amendment.

Within fifteen (15) days upon receipt of these “as built” drawings, and provided that these “as built” drawings are satisfactory to Landlord, Landlord shall approve each drawing in writing.

However, Tenant acknowledges and agrees that, in no event shall this Landlord’s approval be considered as a waiver of Tenant’s exclusive responsibility for the performance of such works. For the avoidance of doubt Tenant hereby acknowledges and agrees that these works were performed in its sole and absolute responsibility, and Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from, any and all claim arising in connection with the performance of said works.

B.	AMENDED PROCEDURE FOR TENANT’S WORKS. Effective as of the 1A Commencement Date:

(i) the third (3rd) paragraph of Article 11.2.1 of the Lease is hereby amended in its entirety to read as follows:

“With regard to work requiring the Landlord’s approval, the Tenant shall submit in writing a request to the Landlord, including a description of the work planned, accompanied by the related technical and architect’s plans, a risk analysis, a provisional work timetable and a report issued by an approved inspection agency without any reservations. The Landlord shall not withhold its authorization of such work without valid reason. The Landlord undertakes to reply within no more than fifteen (15) days of receipt of the complete file referred to above. In the absence of a reply within this time limit, the Landlord shall be deemed to have accepted the Tenant’s work, the Tenant being entitled to require later on from the Landlord a written confirmation that the works were deemed accepted by him”; and

(ii) The fourth (4th) paragraph of Article 11.2.1. is hereby deleted in its entirety.

C.	LANDLORD’S INSTALLATIONS. Landlord agrees to perform the Landlord’s Additional Installations defined in Annex 3 to this Amendment prior to the 1A Commencement Date and as soon as possible after execution of this Amendment.

D.	ACCESS TO PA2 AREA AND TO PA3 AREA. Landlord acknowledges that Tenant intends to create in the POD4 Area several accesses to the PA2 and PA3 Areas, both at the ground floor and mezzanine level, as shown in Annex 2A to this Amendment, in order to operate its business activities and datacentre activities. However, in no event shall such Landlord’s acknowledgement be construed as authorization to proceed with said works. Each of said works shall be subject to the prior written approval of the Landlord, in accordance with the terms and provisions of the Lease, including, but not limited to, Article 11.2.1.

In this respect, Tenant undertakes that any and all work referred to under D. shall be carried out in its sole and absolute responsibility, and that prior to such realisation, Tenant shall cause EQUINIX FRANCE SAS, as Tenant under the lease dated July 21, 2006, to jointly and severally sign with Tenant a written request for authorization to Landlord identical to the form attached hereto under Annex 2.C, whereby Tenant and EQUINIX FRANCE SAS further agree unconditionally and irrevocably that any such work, and any consequence resulting therefrom, will be subject to the exclusive terms and conditions of the Lease, as amendment hereby.

ARTICLE 5: ACCESS TO F2 AREA - LANDLORD’S MAINTENANCE

Without prejudice of the provisions of the Lease, including in particular Article 11.2.10, Tenant hereby acknowledges and agrees that Landlord shall have reasonable access to the F2 Area (as this area is demarcated in Annex 2A to this Amendment) at the mezzanine level of the Building, for the ongoing maintenance and repair of Landlord’s installations located above said F2 Area.

ARTICLE 6: RENT

A. 1A ADDITIONAL BASE RENT. This Amendment is entered into in consideration of an annual rent for all of the 1A Additional Premises and 1A Additional Pathways of, and the Base Rent under the Lease is hereby increased by, seven hundred eighty-eight thousand four hundred two and 40/100 Euros (€ 788,402.40) exclusive of tax and charges (hereinafter the “1A Additional Base Rent”), as of from Month 25, is October 2010, it being specified that the Tenant shall benefit from a rent abatement for the period between the 1A Commencement Date and the end of the third (3rd) calendar month thereafter, or 31 September 2010. No 1A Additional Base Rent shall be payable before 1 October 2010. The Tenant shall nevertheless pay all of the charges referred to in Article 7 of the Lease, as amended hereby, as from the 1A Commencement Date.

The 1A Additional Base Rent is subject to an annual increase of three percent (3%) per year, exclusive of tax and charges on each anniversary date of the Date of Entry into the Premises (or 1 October 2008, as this term is defined in the Lease), or as indicated hereinafter:

Month of Lease Term	Monthly 1A Additional Base Rent, excluding taxes
22-24	Abattement period
25-36	€65,700.20
37-48	€67,671.21
49-60	€69,701.34
61-72	€71,792.38
73-84	€73,946.15
85-96	€76,164.54
97-108	€78,449.47
109-120	€80,802.96
121-132	€83,227.05
133-144	€85,723.86

B. TOTAL BASE RENT. Accordingly, effective as of the 1A Commencement Date, or 1 July 2010, Article 6.1 of the Lease is hereby amended to read as follows for the period starting at month 22 of the Term:

“The Base Rent is subject to an annual increase of three percent (3%) per year, exclusive of tax and charges on each anniversary date of the Date of Entry into the Premises (as this term is defined in the Lease), or as indicated hereinafter:

Month of Lease Term	Total Monthly Base Rent, excluding taxes
22-24	€279,388.00
25-36	€353,469.20
37-48	€364,073.21
49-60	€374,995.34
61-72	€386,245.38
73-84	€397,833.15
85-96	€409,767.54
97-108	€422,060.47
109-120	€434,722.96
121-132	€447,764.05
133-144	€461,196.86”

C. CHARGES, SERVICE COSTS AND EXPENSES. Commencing on the 1A Commencement Date, Tenant’s portion of all taxes, costs and expenses for the Property, as set forth in Article 7.1 of the Lease, is hereby increased by 11% (eleven percent) (the “1A Pro Rata Increase”). Accordingly, effective as of the 1A Commencement Date, the reference to “53.18% (fifty-three and eighteen percent)” in Article 7.1 of the Lease is hereby deleted and replaced with “64.18% (sixty-four and eighteen one-hundredths percent)” in lieu thereof.

The Parties agree that, Commencing on the 1A Commencement Date, and subject to its revision in accordance with the terms and conditions of the Lease, the advanced payment for the charges and expenses for the Leased Premises, as amended hereby, for the month of July 2010 will amount to € 66,949.71, VAT excluded.

ARTICLE 7: JOINT GUARANTY FROM EQUINIX INC.

(i) The Tenant shall provide to the Landlord, within thirty (30) business days following the signature of this Amendment, a Joint and Several Guarantee waving any Right to Contest or Divide liability (cautionnement conjoint et solidaire avec renonciation aux benefices de discussion et de division) by EQUINIX Inc., a company governed by the laws of the United States of America, having its registered office at 3500 South Dupont Highway, Dover, Delaware, 19901, United States of America, registered on the companies register under number 06293383 (hereinafter, the “Guarantor”), strictly identical to the form attached hereto as Annex 6 (the “Joint Guarantee”), to guarantee to the Landlord, and its assignees and successors, the payment of any rent or charges for which Tenant, its assignees and successors, may be liable under the Lease and this Amendment, for any reason whatsoever, or for which the Landlord, and its assignees and successors, may be held liable on account of the Tenant, and its assignees and successors, hereunder, for any reason whatsoever.

(ii) The Joint Guarantee shall be provided together with a legal opinion substantially in the form attached hereto as Annex 7 (the “Legal Opinion”), prepared by the American law firm DAVIS POLK & WARDWELL LLP confirming that (a) Guarantor has been validly formed or incorporated, (b)

Guarantor is authorized to enter into the Joint Guarantee, and no other consents or authorizations are required by any other third party in connection therewith, and (c) the individuals who are executing the Joint Guarantee on Guarantor’s behalf are duly authorized and empowered by Guarantor to execute such document.

(iii) Upon remittance from Tenant to Landlord, no later than thirty (30) business days following the signature of this Amendment, of a duly executed original copy of the Joint Guarantee and of the Legal Opinion, in all respects in conformity with the aforementioned, then the Landlord shall deliver to the Tenant the original Guarantee provided to Landlord pursuant to Article 10.4.1. of the Lease in exchange for the Joint Guarantee. In such event, the provisions of Articles 10.4.4., 10.4.5 and 10.4.6. of the Lease shall apply mutatis mutandis, to the Joint Guarantee.

(iv) The Tenant’s failure to provide the Landlord with the original copy of the Joint Guarantee and Legal Opinion referred to above, within thirty (30) business days, at the latest, will result in this Amendment being declared null and void by operation of law, without any indemnity being owed to the Tenant, and without prejudice to any of the Landlord’s rights arising under the Lease or this Amendment following such nullity.

ARTICLE 8: COMPLIANCE WITH ENVIRONMENTAL LAWS

Notwithstanding anything to the contrary that is provided in the Lease, the Tenant shall, pursuant to the terms of Article 11.16 of the Lease, at the Tenant’s sole cost and expense, timely take all action required to cause the Leased Premises to comply at all times during the term of the Lease in all respects with all Applicable Laws.

In addition, a new paragraph is hereby added after Article 11.6.4, 3rd paragraph of the Lease: “Tenant shall provide all monitoring results and/or any other up-to-date documentation showing compliance of its activities in the Leased Premises and of any ICPE located therein with Applicable Laws (including, without limitation, Environmental Laws) upon request from the Landlord, in order for Landlord to prepare for, and to respond to, any request for information and/or documentation from any competent administrative authority; if Tenant fails to provide the results/documentation in the requested timeframe, Landlord will be entitled to have access to the site and perform all adequate compliance audit at the Tenant’s sole expense.”

ARTICLE 9: NATURE OF THE LEASE.

A. This Amendment is governed by the provisions of Articles L. 145-1 to L. 145-60 of the French Commercial Code as well as by the provisions of Articles D. 145-12 to D. 145-19 and those of Articles R. 145-1 to R 145-33 of the French Commercial Code, and by the provisions of Article 33 of the French Decree no. 53-960 of 30 September 1953.

B. The third and fourth sentences of the second paragraph of Article 2 of the Lease are hereby amended in their entirety to read as follows: “The Landlord reserves the right to conduct a biannual audit of the Tenant’s insurance certificates for the Leased Premises and equipment. In regards to this biannual audit, the Tenant shall make available to the Landlord the maintenance records concerning equipment installed by Tenant in the Leased Premises.”

C. The last sentence of the second paragraph of Article 2 of the Lease is hereby amended in its entirety to read as follows: “These biannual audits and these inspections shall be at the sole cost of the Landlord.”

ARTICLE 10: SECURITY DEPOSIT AND FIRST DEMAND GUARANTEE

In lieu of the Security Deposit (as defined in Article 10.1 of the Lease), Tenant agrees to provide Landlord, within thirty (30) days following the date of this Amendment, with a first demand guarantee drafted in French and issued by an institutional lender of good financial standing, exercisable in France only, and payable to Landlord upon demand in the amount of Euros 1,612,500.00, and substantially similar to the form attached hereto under Annex 8 (the “First Demand Guarantee”). Such First Demand Guarantee will be re-issued in a substantially similar form, in the event of renewal of the Lease or of a transfer of the Building to any successors and assigns of the Landlord. Within five (5) business days following Landlord’s receipt of the First Demand Guarantee, Landlord agrees to return to Tenant the then current amount of the Security Deposit and any interests due on the Security Deposit in accordance with the provisions of Article 10 of the Lease, and thereafter no cash Security Deposit shall be held anymore by Landlord under the Lease.

ARTICLE 11: MISCELLANEOUS

A. The amount of domestic fuel which Landlord authorises the Tenant to use, for the purposes of its business activity in the Leased Premises, as set forth in Article 11.16.3 of the Lease, is hereby amended to be 240 m3.

B. In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

C. The Lease is hereby amended as and where necessary to give effect to the express terms of this Amendment.

D. This Amendment shall become effective only upon the execution and delivery by both the Landlord and the Tenant.

E. An English translation of this Amendment is attached hereto, and incorporated herein, as Annex 9 (the “English 1A Translation”).

The parties hereby specifically acknowledge and agree, as follows:

a. The English 1A Translation attached as Annex 9 has been attached for ease of reference.

b. Clause a., above, notwithstanding, in the event that there are any translational discrepancies between the English 1A Translation and the Amendment (to which the English 1A Translation is attached), the parties hereby specifically acknowledge and agree that the Amendment (i.e., the French version of the Amendment) shall govern and control.

IN PARIS,

ON    MARCH, 2010

IN TWO (2) COPIES

THE LANDLORD	THE TENANT

GUARANTEE FOR

RENT AND CHARGES PAYMENT

EQUINIX INC., a company incorporated under the Laws of Delaware, the registered office of which is situated 3500 South Dupont Highway, Dover, DE 19901, Delaware, USA, registered under number 29 11 438, represented by Mr. Stephen Smith, as Director, duly authorised for the purpose of this Guarantee

Hereafter “the Guarantor”

Declares that it guarantees the undertakings:

of EQUINIX PARIS SAS, a French société par actions simplifiée, with share capital of € 37,000, the registered office of which is situated 167, rue de la Belle Etoile Parc d’Activité Paris Nord II – 95700 Roissy-en-France, registered at the French Trade and Companies Registry of Pontoise under number 508 444 551.

Hereafter “the Guaranteed Party”

Or “the Tenant”

In favour of:

DIGITAL REALTY (PARIS2) SCI, a French société civile immobilière, with share capital of € 866,000, the registered office of which is situated 52, rue de la Victoire, 75009 Paris, registered at the French Trade and Companies Registry under number 492 802 947 R.C.S. Paris, and of any future owner of the leased premises

Hereafter “the Lessor”

In respect of the payment of rents and charges that the Guaranteed Party may owe to the Lessor under the terms of the attached lease agreement dated 30th September 2008 (Annex 1) and its amendment n° 1 dated [—] March 2010 (Annex 2) between the Lessor and the Guaranteed Party for premises located at 114 rue Ambroise Croizat, 93220 Saint-Denis, for a fixed term of 12 years, starting on 1st October 2008 and ending on 30th September 2020, such guarantee being maintained in the event of renewal (hereafter the “Lease Agreement”).

To this end, the Guarantor waives its right to request that the Lessor (i) seeks prior enforcement against the Guaranteed Party (bénéfice de discussion) and (ii) apportions its claim against all debtors pro rata to their share of the debt (bénéfice de division).

This Guarantee can only be validly called by registered letter with acknowledgement of receipt sent by the Lessor to the Guarantor at its registered office during the time when it is valid and within 3 month after the Tenant’s default, and after unsuccessful formal notice to pay sent to the Tenant in the terms and conditions of the Lease Agreement.

Such registered letter shall contain all the relevant documents evidencing the sums for which the Guarantee is called.

Payment must be made within eight (8) working days from the date of the receipt by the Guarantor of the registered letter with acknowledgement of receipt referred to above.

This undertaking shall be irrevocable and unconditional as from the Date of Entry into Possession and throughout the entire term of the Lease Agreement, including its further renewals.

All costs and duties resulting from this Guarantee shall be borne by the Guarantor.

Any and all disputes arising from the interpretation or performance of this Guarantee shall be subject to the exclusive jurisdiction of the Courts under the competence of the Paris Court of Appeal that shall apply French Law.

Signature

Annex 1 – Commercial Lease dated 30 September 2008

Annex 2 – Amendment dated    March 2010